Filed Pursuant to Rule 424(b)(3)
Registration No. 333-226268

PROSPECTUS

CITIZENS COMMUNITY BANCORP, INC.

5,000,000 Shares of Common Stock

This prospectus relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees, which we refer to as the “Selling Securityholders,” of up to 5,000,000 shares of our common stock, $0.01 par value per share, issuable to the Selling Securityholders upon the conversion of 500,000 shares of our 8.00% Series A Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). In this prospectus, we refer to the 5,000,000 shares of common stock issuable upon conversion of the Series A Preferred Stock as the “Securities.”

We issued 500,000 shares of Series A Preferred Stock to the Selling Securityholders in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (we refer to this transaction as the “Private Placement”). Each share of Series A Preferred Stock will convert into ten shares of common stock upon obtaining approval from our stockholders for purposes of NASDAQ Listing Rule 5635 of the issuance of the Securities upon the conversion of the Series A Preferred Stock. We refer to this stockholder approval as the “Stockholder Approval.”

The Selling Securityholders who may sell or otherwise dispose of the Securities were the initial investors (or the permitted transferees of such investors) in the Private Placement described above. The Selling Securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders (or the purchasers of the Securities as negotiated with the Selling Securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Securities does not necessarily mean that any of the Securities will be sold by the Selling Securityholders. The timing and amount of any sale is within the Selling Securityholder’s sole discretion, subject to certain restrictions. See “Plan of Distribution” on page 20 of this prospectus.

This prospectus covers resales by the Selling Securityholders of the Securities. We are registering the offer and sale of the Securities to satisfy certain registration rights we have granted. We will not receive any proceeds from the sale of the Securities by the Selling Securityholders.

Our common stock is listed on the NASDAQ Global Market under the symbol “CZWI”. On July 19, 2018, the closing price of the common stock on the NASDAQ Global Market was $14.03 per share.

Investing in our securities involves risks. You should read this entire prospectus and any applicable prospectus supplement carefully before you make your investment decision. Please carefully consider the “Risk Factors” beginning on page 2 of this prospectus.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

The date of this prospectus is August 6, 2018.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. Under the registration statement, the Selling Securityholders may, from time to time, sell the offered securities described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the offered securities described in this prospectus.

Additionally, we may provide a prospectus supplement to add, update or change information contained in this prospectus.

This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement or documents or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

You should read both this prospectus and any prospectus supplement together with the additional information described under the caption “Where You Can Find More Information” in this prospectus.

In this prospectus, the “Company,” “we,” “our,” “ours,” and “us” refer to Citizens Community Bancorp, Inc., which is a bank holding company headquartered in Eau Claire, Wisconsin, and its subsidiaries on a consolidated basis, unless the context otherwise requires.  The Company is the sole stockholder and owner of Citizens Community Federal, N.A. (“CCF Bank”).

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and the documents incorporated herein are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include, but are not limited to, statements relating to anticipated future operating and financial performance measures, including net interest margin, credit quality, business initiatives, growth opportunities and growth rates, among other things and encompass any estimate, prediction, expectation, projection, opinion, anticipation, outlook or statement of belief included therein as well as the management assumptions underlying these forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described under the caption “Risk Factors” beginning on page 2 of this prospectus and in the information incorporated by reference, could have an adverse effect on our business, results of operations and financial condition. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: financial markets and economic conditions generally; the possibility of a deterioration in the residential real estate markets; interest rate risk; lending risk; the

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sufficiency of loan allowances; changes in the fair value or ratings downgrades of our securities; competitive pressures among depository and other financial institutions; our ability to realize the benefits of net deferred tax assets; our ability to maintain or increase our market share; the risk that the acquisition of United Bank may be more difficult, costly or time consuming or that the expected benefits are not realized; failure to obtain applicable regulatory approvals and meet other closing conditions to the acquisition of United Bank on the expected terms and schedule; the risk that if the acquisition of United Bank were not completed it could negatively impact the stock price and the future business and financial results of the Company; difficulties and delays in integrating the acquired business operations or fully realizing cost savings and other benefits; acts of terrorism and political or military actions by the United States or other governments; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or CCF Bank; increases in Federal Deposit Insurance Corporation (“FDIC”) insurance premiums or special assessments by the FDIC; disintermediation risk; our inability to obtain needed liquidity; our ability to raise capital needed to fund growth or meet regulatory requirements; the possibility that our internal controls and procedures could fail or be circumvented; our ability to attract and retain key personnel; our ability to keep pace with technological change; cybersecurity risks; risks posed by acquisitions and other expansion opportunities; changes in federal or state tax laws; litigation risk; changes in accounting principles, policies or guidelines and their impact on financial performance; restrictions on our ability to pay dividends; and the potential volatility of our stock price and other risks described in our filings with the Securities and Exchange Commission.

Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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PROSPECTUS SUMMARY

This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Unless the context indicates otherwise, the terms “Company,” “we,” “us” and “our” refer to Citizens Community Bancorp, Inc., a Maryland corporation.

Our Company

The Company is a Maryland corporation incorporated in 2006. The Company is a bank holding company and is subject to regulation by the Federal Reserve Board. The Company’s primary activities consist of holding the stock of the Company’s wholly-owned subsidiary bank, CCF Bank, and providing consumer, commercial and agricultural banking activities through CCF Bank.

CCF Bank is a federally chartered national bank with 22 full-service offices; 21 stand-alone locations and 1 in-store branches as of June 30, 2018. CCF Bank is subject to regulation by the Office of the Comptroller of the Currency (“OCC”).

At March 31, 2018, the Company had approximately $940 million in assets, $721.1 million in loans, $748.6 million in deposits, and $73.5 million in stockholders’ equity. For the three months ended March 31, 2018, the Company reported net income of $1.3 million.

Additional Information

Our principal executive offices are located at 2174 EastRidge Center, Eau Claire, Wisconsin 54701 and our telephone number is (715) 836-9994. Our website is located at www.ccf.us. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Issuer	Citizens Community Bancorp, Inc.

Securities that may be offered and sold from time to time by the Selling Securityholders	5,000,000 shares of common stock, $0.01 par value per share (issuable upon automatic conversion of the 500,000 shares of Series A Preferred Stock upon receipt of the Stockholder Approval)

Shares Outstanding as of July 18, 2018	5,914,379 shares of common stock, $0.01 par value per share 500,000 shares of Series A Preferred Stock

Use of Proceeds	All Securities sold pursuant to this prospectus will be sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

Risk Factors	An investment in our Securities is subject to risks. Please refer to the information contained under the caption “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our Securities.

Market for our common stock	Our common stock is currently listed on the NASDAQ Global Market.

NASDAQ Global Market Symbol	“CZWI”

RISK FACTORS

Investing in the securities offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the risk factors described in this prospectus, in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, our most recent Quarterly Report on Form 10-Q and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. For more information, see the sections entitled “Where You Can Find More Information” and “Information Incorporated By Reference.” These risks could materially adversely affect our business, results of operations or financial condition and the value of our securities. You could lose all or part of your investment.

Our business may be adversely affected by conditions in the financial markets and economic conditions generally. We operate primarily in the Wisconsin, Minnesota and Michigan markets. As a result, our financial condition, results of operations and cash flows are significantly impacted by changes in the economic conditions in those areas. In addition, our business is susceptible to broader economic trends within the United States economy. From December 2007 to June 2009, the United States economy experienced the worst economic downturn since the Great Depression, resulting in a general reduction of business activity and growth across industries and regions as well as significant increases in unemployment. Many businesses experienced serious financial difficulties due to the lack of consumer spending and liquidity in the credit markets. The financial services industry and the securities markets generally were materially and adversely affected by significant declines in the values of nearly all asset classes. General declines in home prices and the resulting impact on sub-prime mortgages, and eventually, all mortgage and real estate classes as well as equity markets resulted in continued widespread shortages of liquidity across the financial services industry. Moreover, the country and our geographic region experienced high rates of unemployment which negatively impacted the creditworthiness of our borrowers and customer base.

Although the economy has been in the recovery phase since 2009, the recovery has been weak and there can be no assurance that the economy will not enter into another recession, whether in the near term or long term. Continuation of the slow recovery or another economic downturn or sustained, high unemployment levels may negatively impact our operating results. Additionally, adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans. These factors could expose us to an increased risk of loan defaults and losses and could have an adverse impact on our earnings.

Deterioration in the markets for residential real estate, including secondary residential mortgage loan markets, could reduce our net income and profitability. During the severe recession that lasted from 2007 to 2009, softened residential housing markets, increased delinquency and default rates, and volatile and constrained secondary credit markets negatively impacted the mortgage industry. Our financial results were adversely affected by these effects including changes in real estate values, primarily in Wisconsin, Minnesota and Michigan, and our net income declined as a result. Decreases in real estate values adversely affected the value of property used as collateral for loans as well as investments in our portfolio. Continued slow growth in the economy since 2009 has resulted in increased competition and lower rates, which could negatively impact our net income and profits.

The foregoing changes could affect our ability to originate loans and deposits, the fair value of our financial assets and liabilities and the average maturity of our securities portfolio. An increase in the level of interest rates may also adversely affect the ability of certain of our borrowers to repay their obligations. If interest rates paid on deposits or other borrowings were to increase at a faster rate than the interest rates earned on loans and investments, our net income would be adversely affected.

We are subject to interest rate risk. Through our banking subsidiary, CCF Bank, our profitability depends in large part on our net interest income, which is the difference between interest earned from interest-earning assets, such as loans and mortgage-backed securities, and interest paid on interest-bearing liabilities, such as deposits and borrowings. Our net interest income will be adversely affected if market interest rates change such that the interest we pay on deposits and borrowings increase faster than the interest earned on loans and investments. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time due to many factors that are beyond our control, including but not limited to: general economic conditions and government policy decisions, especially policies of the Federal Reserve Bank. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk.

We are subject to lending risk. There are inherent risks associated with our lending activities. These risks include the impact of changes in interest rates and changes in the economic conditions in the markets we serve, as well as those across the United States. An increase in interest rates or weakening economic conditions (such as high levels of unemployment) could adversely impact the ability of borrowers to repay outstanding loans, or could substantially weaken the value of collateral securing those loans. Downward pressure on real estate values could increase the potential for problem loans and thus have a direct impact on our consolidated results of operations.

We are subject to higher lending risks with respect to our commercial and agricultural banking activities which could adversely affect our financial condition and results of operations. Our loans include commercial and agricultural loans, which include loans secured by real estate as well as loans secured by personal property. Commercial real estate lending, including agricultural loans, typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. Agricultural non-real estate loans carry significant credit risks as they may involve larger balances concentrated with single borrowers or groups of related borrowers. In addition, repayment of such loans depends on the successful operation or management of the farm property securing the loan or for which an operating loan is utilized. Farming operations may be affected by factors outside of the borrower’s control, including adverse weather conditions such as drought, hail or floods that can severely limit crop yields and declines in market prices for agricultural products. Although CCF Bank manages lending risks through its underwriting and credit administration policies, no assurance can be given that such risks will not materialize, in which event, our financial condition, results of operations, cash flows, and business prospects could be materially adversely affected.

Our allowance for loan losses may be insufficient. To address risks inherent in our loan portfolio, we maintain an allowance for loan losses that represents management’s best estimate of probable losses that exist within our loan portfolio. The level of the allowance reflects management’s continuing evaluation of various factors, including specific credit risks, historical loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions, and unidentified losses inherent in the current loan portfolio. Determining the appropriate level of the allowance for loan losses involves a high degree of subjectivity and requires us to make estimates of significant credit risks, which may undergo material changes. In evaluating our impaired loans, we assess repayment expectations and determine collateral values based on all information that is available to us. However, we must often make subjective decisions based on our assumption about the creditworthiness of the borrowers and the values of collateral securing these loans.

Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of our control, may require an increase in our allowance for loan losses. In addition, bank regulatory agencies periodically examine our allowance for loan losses and may require an increase in the allowance or the recognition of further loan charge-offs, based on judgments different from those of our management.

If charge-offs in future periods exceed our allowance for loan losses, we will need to take additional loan loss provisions to increase our allowance for loan losses. Any additional loan loss provision will reduce our net income or increase our net loss, which could have a direct material adverse effect on our financial condition and results of operations.

A new accounting standard may require us to increase our allowance for loan losses and may have a material adverse effect on our financial condition and results of operations. The Financial Accounting Standards Board (“FASB”) has adopted a new accounting standard that will be effective for the Company for our first fiscal year after December 15, 2020. This standard, referred to as Current Expected Credit Loss, or CECL, will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for loan losses. This will change the current method of providing allowances for loan losses that are probable, which may require us to increase our allowance for loan losses, and to greatly increase the types of data we will need to collect and review to determine the appropriate level of the allowance for loan losses. Banking regulators expect the new accounting standard will increase the allowance for loan losses. Any change in the allowance for loan losses at the time of adoption will be an adjustment to retained earnings and would change CCF Bank’s capital levels. Any increase in our allowance for loan losses or expenses incurred to determine the appropriate level of the allowance for loan losses may have a material adverse effect on our financial condition and results of operations.

Changes in the fair value or ratings downgrades of our securities may reduce our stockholders’ equity, net earnings, or regulatory capital ratios. At March 31, 2018, $118,314 of our securities were classified as available for sale and $5,013 were classified as held to maturity. The estimated fair value of our available for sale securities portfolio may increase or decrease depending on market conditions. Our available for sale securities portfolio is comprised primarily of fixed-rate securities. We increase or decrease stockholders’ equity by the amount of the change in unrealized gain or loss (the difference between the estimated fair value and amortized cost) of our available for sale securities portfolio, net of the related tax benefit or provision, under the category of accumulated other comprehensive income/loss. Therefore, a decline in the estimated fair value of this portfolio will result in a decline in our reported stockholders’ equity, as well as our book value per common share and tangible book value per common share. This decrease will occur even though the securities are not sold. In the case of debt securities, if these securities are never sold, the decrease may be recovered over the life of the securities.

We conduct a periodic review and evaluation of our securities portfolio to determine if the decline in the fair value of any security below its cost basis is other-than-temporary. Factors which we consider in our analysis include, but are not limited to, the severity and duration of the decline in fair value of the security, the financial condition and near-term prospects of the issuer, whether the decline appears to be related to issuer conditions or general market or industry conditions, our intent and ability to retain the security for a period of time sufficient to allow for any anticipated recovery in fair value and the likelihood of any near-term fair value recovery. We generally view changes in fair value caused by changes in interest rates as temporary, which is consistent with our experience. If we deem such decline to be other-than-temporary related to credit losses, the security is written down to a new cost basis and the resulting loss is charged to earnings as a component of non-interest income in the period in which the decline in value occurs.

We have, in the past, recorded other than temporary impairment (“OTTI”) charges, principally arising from investments in non-agency mortgage-backed securities. We continue to monitor our securities portfolio as part of our ongoing OTTI evaluation process. No assurance can be given that we will not need to recognize OTTI charges related to securities in the future. Future OTTI charges would cause decreases to both Tier 1 and Risk-based capital levels which may expose the Company and/or CCF Bank to additional regulatory restrictions.

The capital that we are required to maintain for regulatory purposes is impacted by, among other factors, the securities ratings on our portfolio. Therefore, ratings downgrades on our securities may also have a material adverse effect on our risk- based regulatory capital levels.

Competition may affect our results. We face strong competition in originating loans, in seeking deposits and in offering other banking services. We compete with commercial banks, trust companies, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. Our market area is also served by commercial banks and savings associations that are substantially larger than us in terms of deposits and loans and have greater human and financial resources. This competitive climate can make it difficult to establish, maintain and retain relationships with new and existing customers and can lower the rate we are able to charge on loans, increase the rates we must offer on deposits, and affect our charges for other services. Those factors can, in turn, adversely affect our results of operations and profitability.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance. We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

We may not have sufficient pre-tax net income in future periods to fully realize the benefits of our net deferred tax assets. Assessing the need for, or the sufficiency of, a valuation allowance requires management to evaluate all available evidence. Based on future pre-tax net income projections and the planned execution of existing tax planning strategies, we believe that it is more likely than not that we will fully realize the benefits of our net deferred tax assets. However, our current assessment is based on assumptions and judgments that may or may not reflect actual future results. If a valuation allowance becomes necessary, it could have a material adverse effect on our consolidated results of operations and financial condition.

Changes in federal or state tax laws could adversely affect our financial condition and results of operations. Our financial condition and results of operations are impacted by tax policy implemented at the federal and state level. The Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was enacted in December 2017. Among other things, the Tax Act reduces the corporate federal income tax rate for the Company from 34 percent to 24.5 percent for 2018, and 21 percent for 2019, which would result in changes in the valuation of deferred tax asset and liabilities, and includes a number of provisions that will have an impact on the banking industry, borrowers and the market for single-family residential real estate. We revalued our net deferred tax assets to account for the future impact of the lower corporate tax rates. The recent changes in the tax laws may have an adverse effect on the market for, and valuation of, residential properties, and on the demand for such loans in the future, and could make it harder for borrowers to make their loan payments. In addition, these recent changes may also have a disproportionate effect on taxpayers in states with high residential home prices and high state and local taxes. If home ownership becomes less attractive, demand for mortgage loans could decrease. The value of the properties securing loans in our loan portfolio may be adversely impacted as a result of the changing economics of home ownership, which could reduce our profitability and materially adversely affect our business, financial condition and results of operations.

We cannot predict whether any other tax legislation will be enacted in the future or whether any such changes to existing federal or state tax law would have a material adverse effect on our business, financial condition and results of operations. We continue to evaluate the impact the Tax Act and other potential tax reform proposals may have on our business, financial conduction and results of operations.

Maintaining or increasing our market share may depend on lowering prices and market acceptance of new products and services. Our success depends, in part, on our ability to adapt our products and services to evolving industry standards and customer demands. We face increasing pressure to provide products and services at lower prices, which can reduce our net interest margin and revenues from our fee-based products and services. In addition, the widespread adoption of new technologies, including internet and mobile banking services, could require us to make substantial expenditures to modify or adapt our existing products and services. Also, these and other capital investments in our business may not produce expected growth in earnings anticipated at the time of the expenditure. We may not be successful in introducing new products and services, achieving market acceptance of our products and services, or developing and maintaining loyal customers, which in turn, could adversely affect our results of operations and profitability.

Acts or threats of terrorism and political or military actions by the United States or other governments could adversely affect general economic industry conditions. Geopolitical conditions may affect our earnings. Acts or threats of terrorism and political actions taken by the United States or other governments in response to terrorism, or similar activity, could adversely affect general or industry conditions and, as a result, our consolidated financial condition and results of operations.

We operate in a highly regulated environment, and are subject to changes, which could increase our cost structure or have other negative impacts on our operations. The banking industry is extensively regulated at the federal and state levels. Insured depository institutions and their holding companies are subject to comprehensive regulation and supervision by financial regulatory authorities covering all aspects of their organization, management and operations. Specifically, the Dodd- Frank Wall Street Reform and Consumer Protection Act has resulted in the elimination of the Office of Thrift Supervision, tightening of capital standards, and the creation of the new Consumer Financial Protection Bureau. Moreover, it has resulted, or is likely to result, in new laws, regulations and regulatory supervisors that are expected to increase our cost of operations. In addition to its regulatory powers, the OCC also has significant enforcement authority that it can use to address banking practices that it believes to be unsafe and unsound, violations of laws, and capital and operational deficiencies. Regulation includes, among other things, capital and reserve requirements, permissible investments and lines of business, dividend limitations, limitations on products and services offered, loan limits, geographical limits, consumer credit regulations, community reinvestment requirements and restrictions on transactions with affiliated parties. The system of supervision and regulation applicable to us establishes a comprehensive framework for our operations and is intended primarily for the protection of the Deposit Insurance Fund, our depositors and the public, rather than our stockholders. We are also subject to regulation by the SEC. Failure to comply with applicable laws, regulations or policies could result in sanction by regulatory agencies, civil monetary penalties, and/or damage to our reputation, which could have a material adverse effect on our business, consolidated financial condition and results of operations. In addition, any change in government regulation could have a material adverse effect on our business.

We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares. The Basel III Rules, which became effective for us on January 1, 2015, include new minimum risk-based capital and leverage ratios and refines the definition of what constitutes “capital” for calculating these ratios. The new minimum capital requirements are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage ratio of 4%. The Basel III Rules also establish a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement is being phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the buffer amount. The application of more stringent capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of the Basel III Rules could result in our having to lengthen the term of our funding sources, change our business models or increase our holdings of liquid assets. Specifically, CCF Banks’s ability to pay dividends will be limited if it does not have the capital conservation buffer required by the new capital rules, which may further limit the Company’s ability to pay dividends to stockholders. See Item 1, “Business—Regulation and Supervision—New Capital Rules” of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (the “Citizens Annual Report”), which is incorporated by reference herein.

We are subject to increases in FDIC insurance premiums and special assessments by the FDIC, which will adversely affect our earnings. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. For example, during 2008 and 2009, higher levels of bank failures dramatically increased resolution costs of the FDIC and depleted the Deposit Insurance Fund. On July 21, 2010, President Barack Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act, which, in part, permanently raised the current standard maximum deposit insurance amount to $250,000 per customer (up from $100,000). These programs placed additional stress on the Deposit Insurance Fund. In order to maintain a strong funding position and restore reserve ratios of the Deposit Insurance Fund, the FDIC increased assessment rates of the insured institutions. If additional bank or financial institution failures increase, or if the cost of resolving prior failures exceeds expectations, we may be required to pay even higher FDIC premiums than the current levels. Any future increases or required prepayments of FDIC insurance premiums may adversely impact our earnings and financial condition.

Customers may decide not to use banks to complete their financial transactions, which could result in a loss of income to us. Technology and other changes are allowing customers to complete financial transactions that historically have involved banks at one or both ends of the transaction. For example, customers can now pay bills and transfer funds directly without going through a bank. The process of eliminating banks as intermediaries, known as disintermediation, could result in the loss of fee income, as well as the loss of customer deposits.

We could experience an unexpected inability to obtain needed liquidity. Liquidity measures the ability to meet current and future cash flow needs as they become due. The liquidity of a financial institution reflects its ability to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of interest rate market opportunities. The ability of a financial institution to meet its current financial obligations is a function of its balance sheet structure, its ability to liquidate assets and its access to alternative sources of funds. We seek to ensure our funding needs are met by maintaining an appropriate level of liquidity through asset/liability management. If we become unable to obtain funds when needed, it could have a material adverse effect on our business and, in turn, our consolidated financial condition and results of operations. Moreover, it could limit our ability to take advantage of what we believe to be good market opportunities for expanding our loan portfolio.

Future growth, operating results or regulatory requirements may require us to raise additional capital but that capital may not be available. We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. To the extent our future operating results erode capital or we elect to expand through loan growth or acquisition, we may be required to raise additional capital.

Our ability to raise capital will depend on conditions in the capital markets, which are outside of our control, and on our financial performance. Accordingly, we cannot be assured of our ability to raise capital when needed or on favorable terms. If we cannot raise additional capital when needed or if we are subject to material unfavorable terms for such capital, we may be subject to increased regulatory supervision and the imposition of restrictions on our growth and business. These actions could negatively impact our ability to operate or further expand our operations and may result in increases in operating expenses and reductions in revenues that could have a material adverse effect on our consolidated financial condition and results of operations.

Our internal controls and procedures may fail or be circumvented. Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well-designed and operated, is based in part on certain assumptions and can provide only reasonable assurances that the objectives of the system are met. Any (a) failure or circumvention of our controls and procedures, (b) failure to adequately address any internal control deficiencies, or (c) failure to comply with regulations related to controls and procedures could have a material effect on our business, consolidated financial condition and results of operations. As previously disclosed, management identified a material weakness in connection with the preparation of the consolidated financial statements for fiscal year 2016, which led to a restatement of consolidated financial statements for the fiscal years ended September 30, 2014 and 2015 as well as revised quarterly results of operations for the fiscal years ended September 30, 2015 and 2016. Although management concluded that it has remediated the material weakness, there can be no guarantee that the Company will not experience internal control issues in the future. See Item 9A, “Controls and Procedures” of the Citizens Annual Report, which is incorporated by reference herein, for further discussion of our internal controls.

We may not be able to attract or retain key people. Our success depends, in part, on our ability to attract and retain key people. We depend on the talents and leadership of our executive team, including Stephen M. Bianchi, our Chief Executive Officer, and James S. Broucek, our Chief Financial Officer. Competition for the best people in most activities engaged in by us can be intense, and we may not be able to hire people or retain them. Although Mr. Bianchi and Mr. Broucek are under employment agreements expiring in 2019 and 2020, respectively, the unexpected loss of services of one or more of our key personnel could have a material adverse impact on our business because of their skills, knowledge of our local markets, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

We continually encounter technological change. The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology driven by new or modified products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology driven products and services or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

We rely on network and information systems and other technologies, and, as a result, we are subject to various Cybersecurity risks. Cybersecurity refers to the combination of technologies, processes and procedures established to protect information technology systems and data from unauthorized access, attack, or damage. Our business involves the storage and transmission of customers’ personal information. While we have internal policies and procedures designed to prevent or limit the effect of a failure, interruption or security breach of our information systems, as well as contracts and service agreements with applicable outside vendors, we cannot be assured that any such failures, interruptions or security breaches will not occur or, if they do, that they will be addressed adequately. Unauthorized disclosure of sensitive or confidential client or customer information, whether through a breach of our computer systems or otherwise, could severely harm our business. Although we have implemented measures to prevent security breaches, cyber incidents and other security threats, our facilities and systems, and those of third party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human error, or other similar events that could have a material adverse effect on our business. Furthermore, the storage and transmission of such data is regulated at the federal and state level. Privacy information security laws and regulation changes, and compliance therewith, may result in cost increases due to system changes and the development of new administrative processes. If we fail to comply with applicable laws and regulations or experience a data security breach involving the misappropriation, loss or other unauthorized disclosure of confidential information, whether by us or our vendors, our reputation could be damaged, possibly resulting in lost future business, and we could be subject to fines, penalties, administrative orders and other legal risks as a result of a breach or non-compliance.

Acquisitions and expansion activities may disrupt our business, dilute existing stockholders and adversely affect our operating results. We recently acquired through merger, Community Bank of Northern Wisconsin (“CBN”) and Wells Financial Corp. (“WFC”). On June 20, 2018, the Company entered into a Stock Purchase Agreement with United Bancorporation and its wholly-owned subsidiary, United Bank, a Wisconsin chartered bank (“United Bank”), pursuant to which the Company will, subject to the terms and conditions set forth therein, acquire 100% of the common stock of United Bank (the “Acquisition”). We intend to continue to evaluate potential acquisitions and expansion opportunities in the normal course of our business. Although the integration of CBN and WFC into our operations is successfully proceeding, we cannot assure you that we will be able to adequately or profitably manage the Acquisition of United Bank or any such future acquisitions. Acquiring other banks or financial service companies, such as United Bank, as well as other geographic and product expansion activities, involve various risks including:

•	risks of unknown or contingent liabilities;

•	unanticipated costs and delays;

•	risks that acquired new businesses do not perform consistent with our growth and profitability expectations;

•	risks of entering new markets or product areas where we have limited experience;

•	risks that growth will strain our infrastructure, staff, internal controls and management, which may require additional personnel, time and expenditures;

•	exposure to potential asset quality issues with acquired institutions;

•	difficulties, expenses and delays of integrating the operations and personnel of acquired institutions, and start-up delays and costs of other expansion activities;

•	potential disruptions to our business;

•	possible loss of key employees and customers of acquired institutions;

•	potential short-term decreases in profitability; and

•	diversion of our management’s time and attention from our existing operations and business.

Our failure to execute our acquisition strategy could adversely affect our business, results of operations, financial condition, and future prospects.

We may fail to realize the anticipated cost savings and other financial benefits of the Acquisition on the anticipated schedule, if at all. The Company and United Bank have operated and, until the effective time of the Acquisition, will continue to operate, independently. Our ability to realize success following consummation of the Acquisition will depend, in part, on our ability to successfully combine and integrate the businesses of the Company and United Bank. We may face significant challenges in integrating United Bank’s operations into our operations in a timely and efficient manner and in retaining personnel from United Bank that we anticipate needing. Achieving the anticipated cost savings and financial benefits of the Acquisition will depend, in part, on whether we can successfully integrate these businesses. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the Acquisition. In addition, the integration of certain operations following the Acquisition will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day business of the combined company. Any inability to realize the full extent of, or any of, the anticipated cost savings and financial benefits of the Acquisition, as well as any delays encountered in the integration process, could have an adverse effect on the business and results of operations of the combined company, which may affect the market price of our common stock.

The Acquisition is subject to the receipt of consents and approvals from government entities that may not be received, may take longer than expected or may impose conditions that could have an adverse effect on the combined company following the Acquisition. Before the Acquisition may be completed, various approvals or consents must be obtained from the Federal Reserve Board, the OCC, and the State of Wisconsin. These regulators may impose conditions on the completion of the Acquisition or require changes to the terms of the Acquisition. Although we do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the Acquisition or imposing additional costs on or limiting the revenues of the combined company following the Acquisition, any of which might have an adverse effect on our company and our common stock following the Acquisition.

If the Acquisition is not completed, we will have incurred substantial expenses without realizing the expected benefits of the Acquisition. We have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Acquisition, as well as the costs and expenses of the private placement of the Series A Preferred Stock. If the Acquisition is not completed, we would have to recognize these expenses without realizing the expected benefits of the Acquisition.

The Acquisition may not produce revenue or earnings enhancements or cost savings at levels or within timeframes originally anticipated and may result in unforeseen integration difficulties. Difficulty in integrating United Bank may cause us not to realize expected revenue increases, cost savings or other anticipated benefits from the Acquisition. The integration could result in higher than expected deposit attrition (also known as run-off), loss of key employees, disruption of our business or the business of United Bank, or otherwise adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the Acquisition. We are likely to need to make additional investment in equipment and personnel to manage higher asset levels and loan balances as a result of the Acquisition, which may adversely impact our earnings. Also, the negative effect of any divestitures required by regulatory authorities in the Acquisition or business combinations may be greater than expected.

We are subject to litigation which may affect our financial strength and reduce our profitability. We, like other financial service companies, are subject to arbitration and litigation. Such arbitration and litigation can result in financial damages which may affect our financial strength and reduce our profitability or result in damages to our reputation that is disproportionate to the monetary damages we incur.

On April 24, 2018, Associated Banc-Corp (“Associated”) commenced an action against CCF Bank and Timothy Nelson in Pierce County, Wisconsin district court alleging misappropriation of trade secrets, civil theft, unjust enrichment and conversion in connection with CCF Bank’s intended opening of a branch in Ellsworth, Wisconsin, where it hired four individuals including Mr. Nelson. The Complaint alleged that Mr. Nelson emailed to his wife’s email account a detailed customer lists of Associated and other alleged proprietary information before leaving Associated and going to work for CCF Bank. The Complaint seeks an unspecified amount of damages and a temporary and permanent injunction.

On April 25, 2018, Associated brought a motion for temporary injunction requesting that the Court enjoin CCF Bank and Mr. Nelson from contacting or marketing to 1,094 customers identified on the customer lists the subject of the motion. CCF Bank opposed the motion and denied the allegations against it. On May 4, 2018, at the hearing on the temporary injunction the Court denied Associated’s motion for temporary injunction, and directed that the customer information be removed from Ms. Nelson’s email account.

On June 22, 2018, CCF Bank entered into a settlement agreement and release with Associated and Mr. Nelson, pursuant to which CCF Bank agreed to pay $102,500 to Associated in exchange for Associated’s release of all claims against CCF Bank. CCF Bank expressly denies all claims that it committed any wrongdoing.

We are subject to changes in accounting principles, policies or guidelines. Our financial performance is impacted by accounting principles, policies and guidelines. Some of these policies require the use of estimates and assumptions that may affect the value of our assets or liabilities and financial results. Some of our accounting policies are critical because they require management to make subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. If such estimates or assumptions underlying our financial statements are incorrect, we may experience material losses.

From time to time, the FASB and the SEC change the financial accounting and reporting standards or the interpretation of those standards that govern the preparation of our financial statements. These changes are beyond our control, can be difficult to predict and could materially impact how we report our financial condition and results of operations. Changes in these standards are continuously occurring, and given recent economic conditions, more drastic changes may occur. The implementation of such changes could have a material adverse effect on our financial condition and results of operations.

Our ability to pay dividends depends primarily on dividends from our banking subsidiary, the Bank, which is subject to regulatory and other limitations. We are a bank holding company and our operations are conducted primarily by our banking subsidiary, CCF Bank. Since we receive substantially all of our revenue from dividends from CCF Bank, our ability to pay dividends on our common stock depends on our receipt of dividends from CCF Bank.

The Company is a legal entity separate and distinct from its banking subsidiary. As a bank holding company, the Company is subject to certain restrictions on its ability to pay dividends under applicable banking laws and regulations, as well as other restrictions on distributions by Maryland corporations set forth under Maryland law. Federal bank regulators are authorized to determine under certain circumstances relating to the financial condition of a bank holding company or a bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In particular, federal bank regulators have stated that paying dividends that deplete a banking organization’s capital base to an inadequate level would be an unsafe and unsound banking practice and that banking organizations should generally pay dividends only out of current operating earnings. In addition, in the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong.

The ability of CCF Bank to pay dividends to us is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. CCF Bank may not be able to generate adequate cash flow to pay us dividends in the future. The Company’s ability to pay dividends is also subject to the terms of its Second Amended and Restated Loan Agreement dated May 30, 2017, which prohibits the Company from making dividend payments while an event of default has occurred and is continuing under the loan agreement or from allowing payment of a dividend which would create an event of default. The Company has pledged 100% of CCF Bank stock as collateral for the loan and credit facilities. The inability to receive dividends from CCF Bank could have an adverse effect on our business and financial condition.

Furthermore, holders of our common stock are only entitled to receive the dividends as we may declare out of funds legally available for such payments. Although we have historically paid cash dividends on our common stock, we are not required to do so and our Board of Directors could reduce or eliminate our common stock dividend in the future. This could adversely affect the market price of our common stock.

Our shares of common stock are thinly traded and our stock price may be volatile. Because our common stock is thinly traded, its market price may fluctuate significantly more than the stock market in general or the stock prices of similar companies, which are exchanged, listed or quoted on the NASDAQ Global Market. We believe there are 5,571,673 shares of our common stock held by nonaffiliates as of March 31, 2018. Thus, our common stock will be less liquid than the stock of companies with broader public ownership, and as a result, the trading prices for our shares of common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger.

Future issuances of additional securities could result in dilution of stockholders’ ownership. The Company may determine from time to time to issue additional securities to raise additional capital, support growth, or to make acquisitions. Further, the Company may issue stock options or other stock grants to retain and motivate our employees. Such issuances of Company securities will dilute the ownership interests of the Company’s stockholders.

Anti-takeover laws and certain agreements and charter provisions may adversely affect share value. Certain provisions of state and federal law and the Company’s charter may make it more difficult for someone to acquire control of the Company. Under federal law, subject to certain exemptions, a person, entity, or group must notify the federal banking agencies before acquiring 10% or more of the outstanding voting stock of a bank holding company, including the Company’s shares. Banking agencies review the acquisition to determine if it will result in a change of control. The banking agencies have 60 days to act on the notice, and take into account several factors, including the resources of the acquiror and the antitrust effects of the acquisition. There also are Maryland statutory provisions and provisions in the Company’s charter that may be used to delay or block a takeover attempt. As a result, these statutory provisions and provisions in the Company’s charter could result in the Company being less attractive to a potential acquiror.

Securities issued by the Company, including the Company’s Common Stock, are not FDIC insured. Securities issued by the Company, including the Company’s common stock, are not savings or deposit accounts or other obligations of any bank and are not insured by the FDIC, the Deposit Insurance Fund, or any other governmental agency or instrumentality, or any private insurer, and are subject to investment risk, including the possible loss of principal.

SUMMARY OF THE UNDERLYING TRANSACTION

On June 20, 2018, we entered into securities purchase agreements with various investors, pursuant to which the investors invested an aggregate of $65 million in cash in us through direct purchases of 500,000 shares of newly issued Series A Preferred Stock in a private placement transaction. Upon receipt of Stockholder Approval, each share of the Series A Preferred Stock will be automatically converted into ten shares of our common stock, for an aggregate of 5,000,000 shares of our common stock. Only the 5,000,000 shares of common stock issuable upon conversion of the Series A Preferred Stock are being registered for resale by the Selling Securityholders. See the section titled “PIPE Transaction” under Item 1.01 of our Current Report on Form 8-K filed on June 21, 2018, which is incorporated by reference herein.

USE OF PROCEEDS

All of the common stock sold pursuant to this prospectus will be offered and sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

DESCRIPTION OF COMMON STOCK

The common stock registered by this prospectus is of the same class of our securities registered pursuant to Section 12 of the Exchange Act. See “Incorporation of Information By Reference” below for information regarding the description of the Company’s common stock.

SELLING SECURITYHOLDERS

This prospectus covers the possible resale by the Selling Securityholders of up to 5,000,000 shares of our common stock issuable to the Selling Securityholders upon conversion of the Series A Preferred Stock. The Selling Securityholders may from time to time offer and sell any or all of the common stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.

The table below lists, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering common stock for resale to the public, and other information regarding the beneficial ownership of the shares of common stock held by each of the Selling Securityholders. For purposes only of the table calculations presented below, we assume that the Company will secure the Stockholder Approval, and that the Selling Securityholders are therefore the beneficial owners of all Securities issuable upon the automatic conversion of the Series A Preferred Stock. The second column lists the number of shares of common stock beneficially owned (unless indicated otherwise in footnotes) by each Selling Securityholder. The third column lists the shares of common stock being offered by the Selling Securityholders pursuant to this prospectus. The fourth column assumes the sale of all of the shares common stock offered by the Selling Securityholders pursuant to this prospectus.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

All information with respect to common stock ownership of the Selling Securityholders has been furnished by or on behalf of the Selling Securityholders. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable. We have assumed for the purposes of the following table, that each Selling Securityholder will sell all of the shares owned beneficially by it listed in the table below that are covered by this prospectus.

The percentage of beneficial ownership is calculated based on 5,914,379 shares of common stock issued and outstanding as of July 18, 2018, as adjusted to reflect the assumption that the 500,000 shares of Series A Preferred Stock are converted into 5,000,000 shares of common stock, for an aggregate of 10,914,379 shares of common stock outstanding. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them. The address for each of the officers or directors listed in the table below is c/o Citizens Community Bancorp, Inc., 2174 EastRidge Center, Eau Claire, Wisconsin 54701.

Name of Selling Securityholder:	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Sale of All Shares Offered Hereby	Percent of Shares of Common Stock Beneficially Owned After Sale of All Shares Offered Hereby
Bay Pond Investors USB, LLC†(1)	116,290	116,290	—	*
Bay Pond Partners, L.P.†(1)	394,353	251,020	143,333	1.31%
Ithan Creek Investors USB, LLC †(1)	80,110	80,110	—	*
Wolf Creek Investors USB, LLC †(1)	49,370	49,370	—	*
Wolf Creek Partners, L.P. †(1)	77,302	54,450	22,852	*
Malta Hedge Fund, L.P. (2)	22,000	22,000	—	*
Malta Hedge Fund II, L.P. (2)	256,610	256,610	—	*

*	Denotes less than 1%.
†

The Selling Securityholder has represented to us that it may be deemed to be an affiliate of a broker-dealer, and that it acquired the securities of the Company to be resold in the ordinary course of business and, at the time of the purchase of such securities, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(1)

Wellington Management Company LLP is the investment adviser to this entity. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP. Wellington Management Company LLP and Wellington Management Group LLP may each be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the shares indicated in the table, all of which are held of record by the entity named in the table or a nominee on its behalf. The business address of the entity named in the table is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The business address of Wellington Management Company LLP and Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.

(2)

Maltese Capital Management LLC is the investment manager of each of Malta Hedge Fund, L.P., Malta Hedge Fund II, L.P., Malta Offshore, Ltd. and Malta Market Neutral Master Fund, Ltd. (collectively, the “Malta Funds”). Terry Maltese is the managing member of Maltese Capital Management LLC. In such capacities, each of Maltese Capital Management LLC and Mr. Maltese may be deemed to have voting and dispositive power over the shares held by the Malta Funds. Each of Maltese Capital Management LLC and Mr. Maltese disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein.

Name of Selling Securityholder:	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Sale of All Shares Offered Hereby	Percent of Shares of Common Stock Beneficially Owned After Sale of All Shares Offered Hereby
Malta Offshore, Ltd. (2)	160,000	160,000	—	*
Malta Market Neutral Master Fund, Ltd(2)	146,000	146,000	—	*
Financial Hybrid Opportunity Fund LLC(3)	166,160	166,160	—	*
Financial Hybrid Opportunity SPV I LLC(3)	387,690	387,690	—	*
JH Financial Opportunities Fund(4)	107,710	107,710	—	*
JH Regional Bank Fund(4)	315,370	315,370	—	*
TFO GDF Fund LLC(5)	384,620	384,620	—	*
Elizabeth J. Cutler 2012 Trust(6)	15,230	15,230	—	*
Cutler Investment Fund, LP(7)	154,000	154,000	—	*
Cutler Income & Growth Fund I, LP(7)	77,000	77,000	—	*
Melvin S. Cutler 2008 Revocable Trust(8)	7,750	7,750	—	*
Douglas A. Cutler 2011 Trust(9)	15,250	15,250	—	*
AB Financial Services Opportunities Master Fund L.P.†(10)	269,230	269,230	—	*
BANC FUND IX L.P.(11)	251,840	228,840	23,000	*

(3)

FJ Capital Management LLC is the Managing Member of Financial Opportunity Fund LLC, Financial Hybrid Opportunity Fund LLC and Financial Hybrid Opportunity SPV I LLC. Martin Friedman, as Managing Member of FJ Capital Management LLC, has voting and investment power over the shares beneficially owned by Financial Opportunity Fund LLC, Financial Hybrid Opportunity Fund LLC and Financial Hybrid Opportunity SPV I LLC.

(4)

Shares listed for JH Financial Opportunities Fund are held by Schoonerchart & Co., and shares listed for JH Regional Bank Fund are held by Sandgrass & Co. Manulife Asset Management (US) LLC is the investment sub-adviser and agent for JH Financial Opportunities Fund and JH Regional Bank Fund (collectively, the “JH Funds”). Kelly Egan has voting power and dispositive power over the shares held by the JH Funds.

(5)

TFO GDF Fund LLC is directly or indirectly controlled by TFO GDF Fund SPC, a Cayman Island segregated portfolio company. Abdulmohsin Al Omran, Adel Al Mangour and Aref Ramadhan as Directors; Dragomir Kolev, as the portfolio manager of TFO GDF Fund SPC, which is the managing member of TFO GDF Fund LLC, have the voting and investment power over all shares beneficially owned by TFO GDF Fund.

(6)	Elizabeth J. Cutler, as trustee, has voting and dispositive power over the shares held by the Elizabeth J. Cutler 2012 Trust.
(7)

Cutler Capital Management, LLC is the General Partner of the Cutler Investment Fund, LP and the Cutler Income & Growth Fund I, L.P. Geoffrey Dancey, as Managing Member of Cutler Capital Management, LLC, has voting and dispositive power over the shares held by Cutler Investment Fund, LP and Cutler Income & Growth Fund I, LP.

(8)	Melvin S. Cutler, as trustee, has voting and dispositive power over the shares held by the Melvin S. Cutler 2008Trust.
(9)	Douglas A. Cutler, as trustee, has voting and dispositive power over the shares held by the Douglas A. Cutler 2011Trust.
(10)	Michael Howard, as Vice President, has voting and dispositive power over the shares held by AB Financial Services Opportunities Master Fund L.P.
(11)

Banc Fund IX L.P. and Banc Fund X L.P. (collectively, the “BF Partnerships”) are directly or indirectly controlled by their respective general partners, by MidBan IX L.P. and by MidBan X L.P. which are controlled by their general partner, The Banc Funds Company, L.L.C. The Banc Funds Company, L.L.C. is controlled by its member, Charles J. Moore. Charles J. Moore may be deemed to have voting, dispositive power, and investment power over these shares.

Name of Selling Securityholder:	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Sale of All Shares Offered Hereby	Percent of Shares of Common Stock Beneficially Owned After Sale of All Shares Offered Hereby
BANC FUND X L.P. (11)	40,390	40,390	—	*
Blue Lion Opportunity Master Fund, LP(12)	173,080	173,080	—	*
Fourthstone Master Opportunity Fund Ltd(13)	153,850	153,850	—	*
PRB Investors, LP(14)	230,770	230,770	—	*
Dean W. Rybeck	115,380	115,380	—	*
MAP 234 Segregated Portfolio(15)	115,380	115,380	—	*
Monashee Capital Master Fund LP(16)	19,230	19,230	—	*
Consector Partners, LP(17)	76,920	76,920	—	*
First Value Investors LLC (18)	2,000	2,000	—	*
National Value Investors LLC(18)	2,000	2,000	—	*
Associated Asset Management, Inc.(18)	19,460	19,460	—	*
Assured Asset Investors LLC(19)	15,000	15,000	—	*
Donald J. Bishop Jr.	18,540	18,540	—	*
Yerem LLP(20)	25,650	25,650	—	*
Hyde Investments LP(21)	18,540	18,540	—	*
Garshofsky Family Trust DTD 3/31/2000(22)	3,840	3,840	—	*

(12)	Charles W. George, Jr., as Managing Partner, has voting and dispositive power over the shares held by Blue Lion Opportunity Master Fund, L.P.
(13)	Lois Stone IV is the natural person with voting and dispositive power over the shares held by Fourthstone Master Opportunity Fund Ltd.
(14)	Stephen Paluszek, as Principal, and Andrew Bergman, as Principal, share voting and dispositive power over the shares held by PRB Investors, LP.
(15)

MAP 234 Segregated Portfolio is a segregated portfolio of LMA SPC, a Cayman Islands segregated portfolio company. Scott Carmel is the natural person with voting and dispositive power over the shares held by MAP 234 Segregated Portfolio.

(16)

Consist of shares held by Monashee Capital Master Fund LP. Monashee Capital Master Fund LP is directly or indirectly controlled by Monashee Investment Management LLC. Jeff Muller, CCO of Monashee Investment Management LLC, has voting and dispositive power over the shares.

(17)

Consector Advisors, LLC is the General Partner of Consector Partners, L.P. William J. Black, Jr., is the Managing Member of Consector Advisors, LLC and has voting and dispositive power over the shares held by Consector Partners, L.P.

(18)

Oliver R. Grace, Jr. as President of Associated Asset Management, Inc., the manager of First Value Investors LLC and National Value Investors LLC, and has voting and dispositive power over the shares held by First Value Investors LLC, National Value Investors LLC and Associated Asset Management, Inc.

(19)	Alicia Grace, as Manager, has voting and dispositive power over the shares held by Assured Asset Investors LLC.
(20)	John H. Yerem, as Manager, has voting and dispositive power over the shares held by Yerem, LLP.
(21)	A.T. Hyde, as Partner, has voting and dispositive power over the shares held by Hyde Investments LP.
(22)	Lawrence Garshofsky, as trustee, has voting and dispositive power over the shares held by the Garshofsky Family Trust DTD 3/31/2000.

Name of Selling Securityholder:	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Sale of All Shares Offered Hereby	Percent of Shares of Common Stock Beneficially Owned After Sale of All Shares Offered Hereby
Seung Woo Choi	13,080	13,080	—	*
Christa Steele Revocable Trust(23)	7,690	7,690	—	*
Timothy B. Matz†	7,690	7,690	—	*
Eric J. Grubelich	3,850	3,850	—	*
Kevin B. and Anne Marie Roth Revocable Trust(24)	1,920	1,920	—	*
Aukerman Investments LLC(25)	11,540	11,540	—	*
Foundation Financial Partners, LLC(26)	19,230	19,230	—	*
Steven Cochlan	5,770	5,770	—	*
Bruce W. Lammers 2014 Revocable Trust(27)	3,850	3,850	—	*
Charles A. Spiegelhoff Revocable Trust U/A DTD 11/04/2004(28)	1,920	1,920	—	*
Nikolai H. Bjorkedal	7,690	7,690	—	*
Kean J. Kasper & Kathleen C. Kasper Joint Revocable Living Trust 9/22/2011 (29)	3,850	3,850	—	*
Thomas M. McHugh	115,380	115,380	—	*
PESI Inc.(30)	76,920	76,920	—	*
Rock Eiden & Sandra Eiden JT TEN	25,000	25,000	—	*
Richard D. Larson	7,690	7,690	—	*
Gary Fisher & Cheryl Fisher JT TEN	7,690	7,690	—	*
Herbert F. Imhoff, Jr. Revocable Trust(31)	8,000	5,000	3,000	*
Michael Conner	3,080	3,080	—	*
Pat Wager Trust(32)	3,000	3,000	—	*
Judith A. Reichard	1,920	1,920	—	*

(23)	Christa Steele is the trustee of the Christa Steele Revocable Trust and beneficial owner of the shares held by it.
(24)	Kevin Roth, as trustee, has voting and dispositive power over the shares held by the Kevin B. and Anne Marie Roth Revocable Trust.
(25)	Jeffrey Aukerman, as Managing Member, has voting and dispositive power over the shares held by Aukerman Investments LLC.
(26)	John Bruss, as Managing Principal, has voting and dispositive power over the shares held by Foundation Financial Partners, LLC.
(27)	Bruce W. Lammers, as trustee, has voting and dispositive power over the shares held by the Bruce W. Lammers 2014 Revocable Trust.
(28)	Charles A. Spiegelhoff is the trustee of the Charles A. Spiegelhoff Revocable Trust U/A DTD 11/04/2004 and beneficial owner of the shares held by it.
(29)	Kean J. Kasper & Kathleen C. Kasper, as trustees, have voting and dispositive power over the shares held by the Kean J. Kasper & Kathleen C. Kasper Joint Revocable Living Trust 9/22/2011.
(30)	Michael Conner, as Executive Director, has voting and dispositive power over the shares held by Pesi Inc.
(31)	Herbert F. Imhoff, Jr., as trustee, has voting and dispositive power over the shares held by the Herbert F. Imhoff, Jr. Revocable Trust.
(32)	Patricia S. Wager, as trustee, has voting and dispositive power over the shares held by the Pat Wager Trust.

Name of Selling Securityholder:	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Sale of All Shares Offered Hereby	Percent of Shares of Common Stock Beneficially Owned After Sale of All Shares Offered Hereby
Jon Dirk Reichard	1,920	1,920	—	*
Jeffrey Charles Facer	1,920	1,920	—	*
Philip Kalscheur & Lucina Kalscheur JT TEN	1,920	1,920	—	*
Kathryn Kalscheur Zingg	1,920	1,920	—	*
Steven Wienkers	1,150	1,150	—	*
Ryan Sowieja	770	770	—	*
Phil Lifschitz	99,230	19,230	80,000	*
Philip J. Timyan	25,830	19,230	6,600	*
John R. Gersack Trust U/A DTD 12-19-01, John Gersack Trustee(33)	3,850	3,850	—	*
WFCS as Custodian FBO Gregory S Beer ROTH IRA	18,540	18,540	—	*
WFCS as Custodian FBO Brett Coldiron IRA	18,540	18,540	—	*
WFCS as Custodian FBO Mark Mather IRA	18,540	18,540	—	*
WFCS as Custodian FBO Annamarie Mule ROTH IRA	18,540	18,540	—	*
WFCS as Custodian FBO Charles Mulae ROTH IRA	18,540	18,540	—	*
WFCS as Custodian FBO Richard Mule ROTH IRA	18,540	18,540	—	*
WFCS as Custodian FBO Brad Juneau IRA	18,530	18,530	—	*
WFCS as Custodian FBO Robert Mitchell ROTH IRA	18,460	18,460	—	*
Gregory R Gersack†	30,770	30,770	—	*
WFCS as Custodian FBO Kit Tomlin IRA	6,410	6,410	—	*
Kit P. Tomlin	9,490	9,490	—	*
Patricia Nobis Tomlin	9,490	9,490	—	*
Geoffrey & Margaret Hodgson JTWROS†	7,690	7,690	—	*
FIG Partners Emp Savings Trust FBO Lozan Aleksandrov†	3,850	3,850	—	*
Matthew F. Veneri†	3,850	3,850	—	*
WFCS as Custodian FBO Stanley Carlson IRA	4,440	1,940	2,500	*
WFCS as Custodian FBO Chris R. Fellers IRA	1,920	1,920	—	*
WFCS as Custodian FBO Kerry Lea DeSautel IRA	1,920	1,920	—	*
WFCS as Custodian FBO Kevin Senske IRA	3,850	3,850	—	*
WFCS as Custodian FBO Jeffrey S. Libbey IRA	7,690	7,690	—	*
AG Risk Managers Insurance Agency, LLC(34)	7,690	7,690	—	*

(33)	John Gersack, as trustee, has voting and dispositive power over the shares held by the John R. Gersack Trust U/A DTD 12-19-01.
(34)

Mr. Felber is a member and the President of AG Risk Managers LLC and may be deemed to share beneficial ownership over the shares held by the AG Risk Managers LLC. Mr. Felber disclaims beneficial ownership of the shares held by AG Risk Managers LLC except to the extent of his pecuniary interest therein.

Name of Selling Securityholder:	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Sale of All Shares Offered Hereby	Percent of Shares of Common Stock Beneficially Owned After Sale of All Shares Offered Hereby
Directors and Executive Officers:
Michael L. Swenson(35)	7,965	3,850	4,115	*
James D. Moll(36)	31,206	10,000	21,206	*
James R. Lang(37)	64,685	27,690	36,995	*
Francis E. Felber(38)	14,205	7,690	6,515	*
Kristina M. Bourget(39)	3,178	2,500	678	*
Timothy L. Olson(40)	4,528	3,850	678	*
Stephen M. Bianchi(41)	69,290	11,540	57,750	*
James S. Broucek(42)	27,876	7,690	20,186	*

(35)

Consists of 2,515 shares of our common stock owned directly by Mr. Swenson and 5,450 shares of our common stock held in his self-directed IRA. The 3,850 shares offered hereby are held by WFCS as Custodian FBO Michael L. Swenson IRA. Mr. Swenson is a director of the Company.

(36)

Consists of 11,582 shares of our common stock owned directly by Mr. Moll, 9,624 shares held in his self-directed IRA, and 21,206 shares held by James D. Moll & Susan M. Moll JT TEN. The 21,206 shares offered hereby are held by James D. Moll & Susan M. Moll JT TEN. Mr. Moll is a director of the Company.

(37)

Consists of 515 shares of our common stock owned directly by Mr. Lang, 57,690 shares held in his self-directed IRAs, 2,500 shares held by the Leah Delaney Karge Trust, pursuant to which Mr. Lang serves as trustee and has investment discretion, and 3,980 shares held by the James & Patricia Lang Grandchildren Education Trust UAD 01/01/2002, pursuant to which Mr. Lang serves as investment manager and has investment discretion over such shares. Mr. Lang disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Of the 27,690 shares offered hereby, 19,230 shares are held by WFCS as Custodian FBO James Lang IRA and 8,460 shares are held by WFCS FBO James R. Lang Roth IRA. Mr. Lang is a director of the Company.

(38)

Consists of 1,515 shares of our common stock owned directly by Mr. Felber and 12,690 shares of our common stock held in his self-directed IRA. Excludes shares held by AG Risk Managers LLC, reflected elsewhere in this table. The 7,690 shares offered hereby are held by WFCS as Custodian FBO Francis E Felber IRA. Mr. Felber is a director of the Company.

(39)

Consists of 678 shares of our common stock owned directly by Ms. Bourget and 678 shares of our common stock held by Anthony J. Bourget & Kristina M. Bourget JTTEN. Ms. Bourget is a director of the Company.

(40)

Consists of 678 shares of our common stock owned directly by Mr. Olson and 3,850 shares held jointly by Mr. Olson and Carol L. Olson. The 3,850 shares offered hereby are held by Timothy L. Olson & Carol L. Olson. Mr. Olson is a director of the Company.

(41)

Consists of 30,509 shares of our common stock owned directly by Mr. Bianchi, 30,781 shares held in his self-directed IRA and 8,000 shares of our common stock subject to stock options, which are currently exercisable or are exercisable within 60 days. The 11,540 shares offered hereby are held by WFCS as Custodian FBO Stephen Bianchi IRA. Mr. Bianchi is the Chief Executive Officer and a director of the Company.

(42)

Consists of 5,320 shares of our common stock owned directly by Mr. Broucek and 22,556 shares of our common stock held in his self-directed IRA. The 7,690 shares offered hereby are held by WFCS as Custodian FBO James Broucek IRA. Mr. Broucek is the Chief Financial Officer of the Company.

Material Relationships with Selling Securityholders

Securities Purchase Agreement

In connection with the Private Placement, on June 20, 2018, we entered into a Securities Purchase Agreement with each of the Selling Securityholders, pursuant to which the Company sold an aggregate of 500,000 shares of our Series A Preferred Stock in a private placement at $130 per share, for aggregate gross proceeds of $65 million. Each share of Series A Preferred Stock is automatically convertible into ten shares of common stock following the Company’s receipt of Stockholder Approval of the issuance of the shares of common stock into which the Series A Preferred Stock is expected to be converted. The Securities Purchase Agreement requires that the Company hold a special meeting of stockholders for purposes of a stockholder vote regarding approval of issuance of the shares of common stock into which the Series A Preferred Stock is expected to be converted.

The foregoing summary description of the Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is incorporated by reference into the registration statement of which this prospectus is a part.

Registration Rights Agreement

In connection with the Private Placement, on June 20, 2018, we entered into a Registration Rights Agreement with each of the Selling Securityholders, pursuant to which we agreed to file a resale registration statement by no later than the 30th day following the closing of the Private Placement for the purpose of registering the underlying shares of common stock into which the shares of Series A Preferred Stock are convertible (following stockholder approval of the conversion of the Series A Preferred Stock into shares of common stock). We have agreed to use our commercially reasonable efforts to have such registration statement declared effective with the SEC as soon as practical, but not later than the 120th day following the closing of the Private Placement (or, in the event the SEC reviews and has written comments to the registration statement, the 150th day following the closing of the Private Placement) or the 5th trading day after the date the Company is notified by the SEC that the SEC is prepared to declare such registration statement effective. We must pay all fees and expenses related to our obligations under the Registration Rights Agreement, except underwriting discounts and commissions, if any, which must be paid by the Selling Securityholders.

The foregoing summary description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is incorporated by reference into the registration statement of which this prospectus is a part.

Directors and Officers

Certain of our directors and executive officers participated in the Private Placement. The following directors and executive officers purchased shares of Series A Preferred Stock in the Private Placement in the following amounts: Kristina Bourget, 250 shares; Francis Felber, 769 shares; James Lang, 2,769 shares; James Moll, 1,000 shares; Timothy Olson, 385 shares; Michael Swenson, 385 shares; Stephen Bianchi, 1,154 shares; and James Broucek, 769 shares. Mr. Felber is a member of AG Risk Managers LLC, which acquired 769 shares in the Private Placement, and Mr. Felber disclaims beneficial ownership of the shares held by AG Risk Managers LLC except to the extent of his pecuniary interest therein.

PLAN OF DISTRIBUTION

We are registering the Securities issued to the Selling Securityholder to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The Selling Securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Securityholders may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Securityholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. If the Selling Securityholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging in positions they assume. The Selling Securityholders may also sell Securities short and if such short sale shall take place after the date that the Registration Statement of which this prospectus is a part is declared effective by the SEC, the Selling Securityholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge Securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each Selling Securityholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. Upon the Company being notified in writing by a Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholder will sell any or all of the Securities registered pursuant to the registration statement of which this prospectus forms a part.

Each Selling Securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We will pay all expenses of the registration of the Securities pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Securityholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the Selling Securityholders will be entitled to contribution. We may be indemnified by the Selling Securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon by Venable LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC but that we do not include in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•

Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed with the SEC on December 13, 2017 (File No. 001-33003), including those sections incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 24, 2018 (File No. 001-33003);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2017 and March 31, 2018, filed on February 13, 2018 and May 14, 2018, respectively (File Nos. 001-33003);

•

Current Reports on Form 8-K filed with the SEC on October 3, 2017, October 18, 2017, November 1, 2017, November 7, 2017, December 22, 2017, January 26, 2018, January 29, 2018, March 27, 2018, March 28, 2018, April 27, 2018 and June 21, 2018 (File Nos. 001-33003); and

•

the description of our common stock contained in our Registration Statement on Form 8-A/A, filed on October 19, 2006, as updated by our Current Report on Form 8-K filed on June 21, 2018, including any other amendment or report filed for the purpose of updating such description.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, and on or after the date of this prospectus and prior to the termination of this offering made pursuant to this prospectus also will be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

You may request copies of these documents, at no cost to you, from our website (www.ccf.us), or by writing or telephoning us at the following address:

Citizens Community Bancorp, Inc.

2174 EastRidge Center

Eau Claire, Wisconsin 54701

Attn: Chief Executive Officer

(715) 836-9994

Exhibits to these documents will not be sent, however, unless those exhibits have been specifically incorporated by reference into this prospectus. Information contained on, or that can be accessed through, our website is not part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements and annual, quarterly and current reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

Our website address is www.ccf.us. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

PROSPECTUS

CITIZENS COMMUNITY BANCORP, INC.

5,000,000 Shares of Common Stock

August 6, 2018